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                                                        Alex S. DePersis
                                                        President & CEO
                                                        607-779-2584
                                                        www.bsbbank.com

     Binghamton, NY, July 28, 1998 - BSB Bancorp, Inc. (NASDAQ/NMS:BSBN) announced today the completion of a $30 million capital securities offering. The 30-year 8.125% capital securities were issued by BSB Capital Trust I, a Delaware business trust that was formed by BSB Bancorp, Inc. Keefe, Bruyette & Woods, Inc. was the lead underwriter and the capital securities were sold to institutional investors in an offering that was exempt from registration under the federal securities laws.

     The Trust was formed solely to invest the proceeds from the sale of the capital securities in 8.125% junior subordinated debentures issued by BSB Bancorp, Inc. The capital securities will qualify as Tier I Capital for BSB Bancorp, Inc. and the proceeds to BSB Bancorp, Inc. will be used for general corporate purposes.

     BSB Bancorp, Inc.'s President and CEO Alex S. DePersis stated, "We believe this is an opportune time for us to leverage the strength of BSB's sound financial base and take advantage of a favorable interest rate environment. This action provides added flexibility as we pursue opportunities for further growth."

     BSB Bancorp, Inc., which reported consolidated total assets of $1.77 billion as of June 30, 1998, is the holding company for BSB Bank & Trust Co. BSB Bancorp, Inc. and BSB Bank & Trust Co. are headquartered in Binghamton, New York and conduct business in Broome, Tioga, Chenango, Chemung and Onondaga Counties, and adjacent areas in New York State.